Exhibit 2.2

                              Transition Agreement

                           dated as of April 18, 1997

                                 By and Among

                                 Jostens, Inc.,

                                Gold Lance, Inc.

                                      and

                           Town & Country Corporation

                              TRANSITION AGREEMENT

         THIS TRANSITION AGREEMENT (this "Transition Agreement"), dated as of April 18, 1997, is by and among Jostens, Inc., a Minnesota corporation (the "Purchaser"), Gold Lance, Inc., a Massachusetts corporation (the "Company"), and Town & Country Corporation, a Massachusetts corporation ("Parent"). Capitalized terms used herein and not defined have the meanings ascribed to them in the Purchase Agreement (as defined herein).

         A. The parties have entered into a certain Asset Purchase Agreement dated as of April 18, 1997 (the "Purchase Agreement"), pursuant to which the Purchaser agreed to purchase from the Company certain assets (the "Transferred Assets") used in the manufacture and sale of school, mothers, recognition and other specialty rings to retail jewelers by the Company in accordance with historic practice (the "Business"), and the Company has retained the other assets it has used for the Business (the "Excluded Assets").

         B. The parties understand and acknowledge that it is not practical or economically feasible for the Purchaser to remove the Transferred Assets immediately and attempt to continue and maintain the Business, and as an inducement for the Purchaser to enter into the Purchase Agreement, for a transition period the Company has agreed to continue and maintain the Business until July 31, 1997, and to assist the Purchaser in transitioning the Transferred Assets and the Business to the Purchaser's operations and locations.

         C. Because the Company is a wholly-owned subsidiary of Parent, Parent has a significant economic interest to induce Purchaser to enter into this Transition Agreement by making to Purchaser the representations, warranties, covenants and agreements of Parent contained herein.

         Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                     SECTION 1.

                                CONTINUATION AND
                           MAINTENANCE OF THE BUSINESS

 1.1. Company's Covenants Regarding Business. During the term of this Transition Agreement, subject to winding down the Business by the Company consistent with the Transition Plan (as defined below), and except to the extent Purchaser in its sole judgment shall otherwise consent in writing (which consent will not be unreasonably withheld, the Purchaser agreeing not to require the Company to incur any unneeded or unnecessary costs), the Company agrees that it shall, and Parent agrees that it shall cause Company to, do or not do the following:

         (a) The Company shall operate and conduct the Business on a "reasonable efforts" basis and in the ordinary course and consistent with past practices, including, without limitation,
                (i) not accelerating or delaying any product deliveries, and
                (ii) maintaining and preserving the quality of product and service to customers of the Business. For purposes of this Transition Agreement, a "reasonable efforts" basis means performing, or causing to be performed, identified tasks to the same level or degree of involvement in continuing and maintaining the Business prior to the date of this Transition Agreement. Subject to winding down the Business consistent with the Transition Plan, the Company and Parent, jointly and severally, agree to continue and maintain the Business hereunder so that the Business will be of equal nature and quality to that which the Company required prior to the date of this Transition Agreement;

         (b) The Company shall promptly notify Purchaser in writing of, and furnish to Purchaser any information the Company or Parent may have with respect to, the occurrence of any event or the existence of any state of facts that would result in any of the Company's or Parent's representations and warranties in the Purchase Agreement not being true in any material respect if they were made at any time prior to or as of the date of the Second Closing;

         (c) The Company shall maintain and keep the Excluded Assets and the Transferred Assets, (to the extent left in the temporary possession of the Company under this Transition Agreement) including properties and equipment, in good repair, working order and condition, except for ordinary wear and tear;

         (d) The Company shall on a reasonable efforts basis endeavor to maintain its existing relationships with customers, suppliers and others as if it were continuing in the business. In the event that the Company loses the services of a sales, marketing or customer service employee, or an employee deemed critical to customer relationships (each, a "Lost Employee") during the term of this Transition Agreement, the Purchaser shall have the right to hire an employee (the "Hired Employee") to replace the Lost Employee for the remaining term of this Transition Agreement; provided, however, that the Hired Employee will be an employee of the Purchaser but subject to the supervision of the Company during the term of this Transition Agreement. If Purchaser wishes to hire employees of the Company, such employment offer shall require that such employees remain in their current positions and maintain their current responsibilities with the Company until the end of this Transition Agreement, during which such employees will be supervised by the Company. The Company shall reimburse the Purchaser for the cost of the Hired Employee's salary and related payroll expenses during the remaining term of the Transition Agreement up to the amount that would have been expended on the Lost Employee during the same period. The Company shall maintain on a reasonable efforts basis an adequate number and quality of personnel in operating and non-operating positions as are necessary to meet the Company's obligations.

         (e) The Company shall pay accounts or notes payable only in the ordinary course of business and consistent with past practice;

         (f) The Company shall restock inventory as needed to fill customers orders;

         (g) Except in the ordinary course of business and consistent with past practices, the Company shall not offer any early payment terms or deferred payment terms;


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

         (h) Unless otherwise authorized by Purchaser, the Company shall continue to effect payments in a manner consistent with prior practice and to perform, in all material respects, its obligations under all leases, contracts, commitments and agreements; and

         (i) During the term of the Transition Agreement, the Company shall make all reasonable selling and marketing efforts, including travel and entertainment expenditures, as if the Company were continuing in business; provided, however, that the Company will have no obligation to spend the $230,000 that has been budgeted for its fiscal period ending July 31, 1997 on samples and collateral and other marketing materials related to its post-July 31, 1997 business needs.

 1.2. Purchaser's Covenants. Except as otherwise contemplated in this Transition Agreement, during the term of this Transition Agreement, the Purchaser agrees that:

         (a) it shall not take any action that will cause the Company to incur costs or expenses in addition to costs or expenses incurred by the Company in the ordinary course of its business consistent with past practices;

         (b) it shall not limit or increase the expenses of the Company, or instruct the Company with respect to expenses, during the term of the Transition Agreement;

         (c) it shall have no control whatsoever over the Company's operations, including, without limitation, the manufacture, production, sale and delivery of school, mothers, recognition and other specialty rings to retail jewelers, and nothing in this Transition Agreement or the Transition Plan shall impair the ability of the Company to perform its obligations under this Transition Agreement or the Purchase Agreement; and

         (d) subject to Section 2.1(b) hereof, if the Purchaser requests that additional compensation be paid to employees of the Company, such compensation and all expenses related to such compensation shall be solely at the Purchaser's expense.

 1.3. Post Transition Agreement Assistance. After the term of this Agreement as described in Section 4.1, the Company shall, to the extent it is able, if requested by Purchaser and at Purchaser's expense, fully cooperate with, and provide all reasonable assistance to the Purchaser on a best efforts basis in connection with the transition of the Business and the customer accounts to Purchaser.

                                   SECTION 2.
                                PERSONNEL MATTERS

 2.1.    Company Personnel.

         (a) Supervision and Compensation. The Company will employ, pay, supervise, direct and discharge all Company personnel. The Company will be solely responsible for the payment of wages, salaries, benefits and any other direct and indirect compensation for Company personnel. Accordingly, the Company understands and agrees that it will be responsible for the Company's employees' worker's compensation insurance, employment taxes and other employer liabilities relating to such personnel.

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

                The Company expressly understands and agrees that it will be required to give all notifications to its employees as required by the WARN Act from time to time under this Transition Agreement. It is further expressly agreed that if the Company determines to terminate any of Company employees during the term of this Transition Agreement or thereafter, the Company shall be responsible for any WARN obligations and notifications and employee payments and costs required during any notice period; provided, however that if this Transition Agreement is terminated or altered in such a way as to change the timing of the WARN Act requirements (as determined by the Company) prior to July 31, 1997 as a result of Purchaser's request or conduct, Purchaser shall be responsible for any and all costs and expenses arising from the delivery of late WARN Act violations.

         (b) Retention Bonuses. The Company currently has employment agreements with the six employees identified in Exhibit 2.1(b) attached hereto, and such employment agreements contemplate retention bonuses as listed on such Exhibit 2.1(b). The Company agrees to pay such retention bonuses.

         Notwithstanding the above, in the event the Purchaser modifies or changes the Transition Plan that causes an increase in costs to the Company that would have otherwise been incurred by the Company in the absence of such change, the Purchaser shall pay such increased cost.

                                     SECTION
                           3. RECORDS AND INSPECTIONS

The Company will keep and maintain complete and accurate records and books of account, consistent with its past practices, showing the operations and results of the Business. Such records and books of account shall be maintained for a period of one (1) year following termination of this Transition Agreement. The Company agrees to permit the Purchaser and the Purchaser's duly authorized representatives and agents, at the Purchaser's expense, complete access to the Company's facilities to audit, inspect and copy the Company's records and books of account with respect to the Business at all reasonable times.

                                     SECTION
                             4. TERM AND TERMINATION

 4.1. Transitional Nature of This Agreement. The parties understand and acknowledge that the continuation and maintenance of the Business by the Company is intended only to be transitional in nature. The Purchaser understands that the Company has no long-term interest in continuing this Transition Agreement, and will be discontinuing all of its operations immediately after termination of this Transition Agreement.

 4.2. Term. This Transition Agreement shall take effect as of the date first above written and, except for the provisions of this Transition Agreement which by their terms continue for a longer period, will continue until July 31, 1997 or such other date as mutually agreed.

 4.3.     Termination.  This Transition Agreement may be terminated:

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

         (a)    by mutual written consent of the parties hereto;

         (b) at the end of its term, as set forth in Section 4.2, unless the parties agree to an earlier termination pursuant to Section 4.3(a); or

         (c) by a party giving notice to another party that such other party is in material breach of this Transition Agreement and the breaching party's failure to cure such breach within thirty (30) calendar days of such notice.

 4.4. Rights and Obligations on Termination. In the event of termination of this Transition Agreement for any reason, the obligations hereunder which by their terms or clear intent extend beyond termination of this Transition Agreement, including, without limitation, the obligations hereunder pursuant to Section 3 (relating to records and reports), and
         Section 5.3 (relating to confidentiality), will survive termination of this Transition Agreement.

                                     SECTION
                             5. ADDITIONAL COVENANTS

 5.1.    Employees.

         (a) Employees of the Company. It is expressly agreed by the parties hereto that the Purchaser has not agreed to hire any employees of the Company or assume any obligations or liabilities relating to or arising out of the Company's relationships with its employees either prior to, during or after the term of this Transition Agreement. Except as otherwise provided in this Transition Agreement, all obligations and liabilities shall be the Company's.

         (b) Employment Offers; Non-Solicitation. Notwithstanding Section 5.1(a) above, the Purchaser may in its sole discretion offer to any employees of the Company at any time the opportunity to work for the Purchaser or any subsidiary of the Purchaser. Purchaser anticipates any such offers will be made within two (2) weeks after delivery of the final Transition Plan.

5.2. Full Access by the Purchaser; Cooperation. The Company shall and Parent shall cause the Company to afford to the Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents free and full access to the facilities, properties, books and records of the Company in order that the Purchaser may have full opportunity to make such evaluation, analysis and investigations as it shall desire to make of the operations of the Company and the Business during this Transition Agreement; provided, however, that any such evaluation, analysis or investigation shall be conducted in such a manner as not to interfere unreasonably with the Company's business operations; and, provided, further, that the Company shall furnish such additional financial and operating data and other information as the Purchaser shall, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants to the extent they exist; and, provided, further, that any such evaluation, analysis or investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Company or Parent herein.

         Both the Company and the Purchaser acknowledge that from the First Closing Date through June 30, 1997, each will be required to be in contact with and otherwise involved with current customers of the Business. For example, the Company, as part of its continuation and maintenance of the Business during the term of the Transition Agreement, will be involved in the selling, distribution and shipping of product to customers, as well as customer service and collection matters. The Purchaser will be involved in introducing itself to customers of the Business, assuring customers of the future customer relationship with Purchaser, and, commencing in July 1997, presenting to customers new samples and designs and marketing material. To this end, each of the Company and the Purchaser agree to cooperate with each other in their communications with customers of the Business, as outlined in the attached Exhibit 5.2, and (i) Purchaser agrees that it shall attempt to conduct its pre-June 30 contact with customers of the Business so as to not unduly interfere with the Company's obligations under this Transition Agreement or the Purchase Agreement, and (ii) the Company agrees that it shall attempt to conduct its contact with customers of the Business so as to not unduly interfere with the Purchaser's efforts to develop post-June 30 sales and deliveries.

5.3.     Confidentiality.

         (a) Proprietary Information. "Proprietary Information" means all information which is directly or indirectly disclosed to any party hereunder, regardless of the form in which it is disclosed, relating in any way to any other party's markets, customers, products, patents, inventions, proprietary information, procedures, processes, methods, designs, strategies, know-how, plans, assets, liabilities, costs, expenses, revenues, profits, organization, officers, directors, employees, representatives, agents, distributors, dealers or business in general. All rights to "Proprietary Information" which are part of the Transferred Assets belong to Purchaser.

         (b) Non-Disclosure. The parties acknowledge and agree that each other's Proprietary Information is confidential and proprietary. Without a party's express prior written consent, the parties agree not to use any of such party's Proprietary Information for any purpose other than as permitted or required for performance hereunder. Without a party's express prior written consent, the parties further agree not to disclose or provide any of such party's Proprietary Information to any third party and to take all necessary measures to prevent any such disclosure by their respective officers, directors, managers, employees, agents or representatives. The foregoing obligations of non-disclosure and confidentiality will survive termination of this Transition Agreement. Following termination of this Transition Agreement, the parties will use their reasonable efforts to return all Proprietary Information (and reproductions thereof) of the other.

         (c) Public Information; Court Order. Nothing herein will prevent a party from using, disclosing or authorizing the disclosure of any Proprietary Information of another party hereunder: (a) which is or hereafter becomes part of the public domain or otherwise becomes generally available to the public through no fault of the disclosing party; (b) to the extent and upon the terms and conditions that the parties may have previously made their respective Proprietary Information available to certain persons; or (c) to the extent that the disclosing party is required to disclose such Proprietary Information by law or court order.

         (d) Legal Action. At the request of a party, the parties will cooperate fully with each other in any and all legal actions taken by the other to protect the requesting party's rights in its Proprietary Information. The party seeking to protect such rights will bear all costs and expenses reasonably incurred by any other party in the course of cooperating in such legal action.

5.4.     Further Assurances; Cooperation.

         (a) Each party hereto shall execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require from time to time in order to carry out the intent of this Transition Agreement.

         (b) Purchaser agrees to develop a plan no later than May 15, 1997 for the complete and orderly transition of the Business to it at or prior to the termination of this Transition Agreement (the "Transition Plan"); provided, however, that the Transition Plan shall be subject to Section 1.2 hereof. The Company and Parent agree to cooperate with the Purchaser, and Purchaser agrees to cooperate with the Company and Parent, to provide for the implementation of such Transition Plan as soon as practicable. Representatives of the Company, Parent and the Purchaser shall confer on a regular and reasonable basis (at least weekly) to report on material operational matters, the general status of ongoing operations, and the status of the Transition Plan.

5.5. Parent Guarantee. The Parent hereby guarantees, in all respects, all obligations of the Company under this Transition Agreement.


                                     SECTION
                               6. LIMITED LICENSE

Solely for the purposes of the Company's operation under and during this Transition Agreement, Purchaser hereby grants to the Company a nonexclusive, royalty-free license to use the Proprietary Information and the trademarks which are part of the Intellectual Property Rights on all advertising material, letterheads, announcements, public communications and packaging materials utilized by the Company in the ordinary course of business and upon all products manufactured by the Company under and during this Transition Agreement. It is understood that the Company shall not be entitled to make any change, alteration, or modification of said marks other than as expressly provided herein except with the prior written approval of Purchaser.

It is expressly agreed between the parties that Purchaser retains full ownership of the marks and any applications or registrations thereof. The Company agrees to maintain quality on goods sold under the marks in accordance with the specifications previously established by the Company. Purchaser reserves the right to inspect the quality of the goods sold under the marks to ensure the quality as above required. This license shall not be assignable by the Company without the prior written consent of Purchaser. This license shall terminate and be extinguished for all purposes on July 31, 1997.

                                     SECTION
                           7. MISCELLANEOUS PROVISIONS

7.1. Compliance with Laws. The Company and Parent, jointly and severally, warrant to the Purchaser that the Company will abide by and comply with all applicable laws and regulations in connection with continuing and maintaining the Business during this Transition Agreement.

7.2. Taxes. Any and all income, property and taxes incurred or arising out of the operation of the Business by the Company under this Transition Agreement shall be paid by, and be the sole responsibility of, the Company.

7.3. Relationship. Other than with respect to the performance of any agreement or obligation of a party which is expressly required pursuant to this Transition Agreement or the Purchase Agreement, (i) this Transition Agreement and the Purchase Agreement do not make any party the employee, agent, partner, co-venturer or legal representative of the other for any purpose whatsoever; and (ii) no party is granted any right or authority under this Transition Agreement or the Purchase Agreement to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any other party; provided, however, the performance of the Purchaser and the Company hereunder must meet the respective representations, warranties and covenants of the Purchaser and the Company and Parent set forth in this Transition Agreement and the Purchase Agreement; further provided, this Transition Agreement and the Purchase Agreement do not cause any of the employees or agents of the Company to be made, or deemed to be made for any purpose, employees or agents of the Purchaser.

7.4. Expenses. Each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Transition Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, attorneys, accountants and other professionals.

7.5. Amendment and Modification. Subject to applicable law, this Transition Agreement may be amended or modified by the parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

7.6. No Third Party Beneficiaries. Nothing in this Transition Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

7.7. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the second
         (2nd) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment; or (iv) on the date of delivery, if delivered by overnight delivery service:

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
                  If to the Company or Parent:

                  To:      Gold Lance, Inc.
                           c/o Town & Country Corporation
                           25 Union Street
                           Chelsea, MA 02150
                           Attention:  William Schawbel, Co-Chairman
                                       and Acting Chief Executive Officer
                           Fax:  (617) 889-6707

                  With a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston,  MA 02109
                           Attention:  Kevin M. Dennis, Esq.
                           Fax:  (617) 523-1231

         or to such other person or address as the Company or Parent shall furnish to the other parties hereto in writing in accordance with this subsection.

                  If to the Purchaser:

                  To:      Jostens, Inc.
                           5501 Norman Center Drive
                           Minneapolis, MN 55437
                           Attention:  Orville E. Fisher, Jr.
                           Fax:  (612) 830-3293

                  With a copy to:

                           Jostens, Inc.
                           5501 Norman Center Drive
                           Minneapolis, MN 55437
                           Attention:  Legal Department
                           Fax:  (612) 830-3380

         or to such other person or address as the Purchaser shall furnish to the other parties hereto in writing in accordance with this subsection.

7.8. Assignment. This Transition Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Transition Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Purchaser may assign this Transition Agreement, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of the Purchaser, if the Purchaser remains bound hereby.

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

7.9. Governing Law. This Transition Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

7.10. Survival of Provisions. The rights, remedies, agreements, obligations and covenants of the parties contained in or made pursuant to this Transition Agreement which by their terms or clear intent extend beyond the termination of this Transition Agreement will survive the termination of this Transition Agreement and will remain in full force and effect.

7.11. Severability. In the event that any of the terms or provisions of this Transition Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof having jurisdiction over this Transition Agreement, such terms or provisions will be deemed stricken from this Transition Agreement to the extent necessary to avoid such conflict, but such invalidity or unenforceability will not invalidate any of the other terms or provisions of this Transition Agreement and the remainder of such terms or provisions and the remainder of this Transition Agreement will continue in full force and effect, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Transition Agreement.

7.12. Waiver. No failure or delay by any party to take any action or assert any right or remedy hereunder or to enforce strict compliance with any provision hereof will be deemed to be a waiver of, or estoppel with respect to, such right, remedy or noncompliance in the event of the continuation or repetition of the circumstances giving rise to such right, remedy or noncompliance. No waiver will be effective unless given in a duly executed written instrument.

7.13. Counterparts. This Transition Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.14. Headings. The table of contents and the headings of the sections and subsections of this Transition Agreement are inserted for convenience only and shall not constitute a part hereof.

7.15. Entire Agreement. This Transition Agreement, including the exhibits and schedules referred to herein (which are incorporated as an integral part of this Transition Agreement), together with the Purchase Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

7.16. Capitalized Terms. Capitalized terms which are not otherwise defined herein shall have the respective meanings given to such terms in the Purchase Agreement or the Escrow Agreement.

7.17. Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in Sections 5.2(b) and 5.4 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of Sections 5.2(b) and
         5.4 hereof or the

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

         continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

7.18. Arbitration. With the sole exception of the injunctive relief contemplated by Section 7.17 above, any controversy or claim arising out of or relating to this Transition Agreement, or the making, performance or interpretation thereof, shall be settled by binding arbitration in Minneapolis, Minnesota by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

         ACCORDINGLY, the parties hereto have caused this Transition Agreement to be duly executed as of the day and year first above written.

                                  JOSTENS, INC.

                                        /s/ Orville E. Fisher, Jr.
                                  By:  __________________________________

                                        Senior Vice President
                                  Its: __________________________________


                                  GOLD LANCE, INC.


                                       /s/ Billy D. Starnes, Jr.
                                  By:  __________________________________

                                       President
                                  Its: __________________________________


                                  TOWN & COUNTRY CORPORATION


                                       /s/ Francis X. Correra
                                  By:  __________________________________

                                       Senior Vice President
                                  Its: __________________________________


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